For further information, contact:
   John B. Kelley, Vice President
   Phone 808-525-8422
   E-mail: jkelley@abinc.com
                                                HOLD FOR RELEASE:
                                                6:30 P.M. EASTERN STANDARD TIME
                                                Wednesday, February 1, 2006

             A&B REPORTS 2005 NET INCOME OF $126 MILLION, UP 25%
             ---------------------------------------------------
                  4th Quarter Net $23.4 Million, Also Up 25%

         Honolulu (February 1, 2006)--Alexander & Baldwin, Inc. (NASDAQ:ALEX) today reported that net income for the full year 2005 was $126,000,000, or $2.86 per fully diluted share. Net income in the full year 2004 was $100,700,000, or $2.33 per fully diluted share. Revenue in the full year 2005 was $1,606,800,000, compared with revenue of $1,489,100,000 in the full year 2004.

         Net income for the fourth quarter of 2005 was $23,400,000, or $0.53 per fully diluted share. Net income in the fourth quarter of 2004 was $18,700,000, or $0.42 per fully diluted share. Revenue in the fourth quarter of 2005 was $398,500,000, compared with revenue of $392,500,000 in the fourth quarter of 2004.

COMMENTS ON YEAR, QUARTER & OUTLOOK

         "2005 was a benchmark year," said Allen Doane, president and chief executive officer of A&B. "The Transportation segments achieved a 22 percent year-over-year increase in operating profit and Real Estate's total operating profit rose 20 percent. Even with a subpar harvest, Food Products operating profit doubled, thanks to a one-time federal payment and increased power sales.

         "In the fourth quarter, however, Matson Navigation and its subsidiary, Matson Integrated Logistics, when combined, experienced a 5 percent decrease in operating profit, partially due to one less accounting week in 2005. Other factors included higher fuel costs, lower Hawaii freight volume and pre-startup costs associated with the new Guam-China service. Real estate results in the quarter were quite favorable.

         "A&B's successful earnings performance in 2005 makes it difficult--but all the more necessary--to remind investors that we still expect that the results in 2006 will be lower.

         "Matson has completed preparations for the first sailing this week of its new China-Long Beach Express service that will replace the Company's alliance with APL, but no amount of preparation can offset the costs of starting the new China service and of shifting vessels previously used in the Guam service to Hawaii.

         "Closer to home, we continue to make progress with permits at Kukui'ula on Kauai, where I had the opportunity to participate in a groundbreaking ceremony on January 23, preparatory to beginning major construction. There still are a number of hurdles to clear before we close the first sales there--planned for the 4th quarter of 2006.

         "Hawaii is enjoying good economic growth, with residential real estate markets now seeing moderation in price appreciation. Matson retains a strong competitive position in its present trades, with a commitment to customer service and a continuing need to maintain cost discipline. A&B Properties continues to seek entitlements on company owned lands, to pursue developments at multiple locations in Hawaii, and to invest in additional new development opportunities.

         "As we have stated publicly since July 2004, the ending of the Guam APL Alliance and the initiation of the new Guam-China service will make year-to-year comparisons negative for Matson. Real estate prospects for A&B Properties remain favorable, although residential markets in Hawaii appear to be plateauing. Food Products will have a difficult time lapping 2005, given the one-time federal payment received that year."

TRANSPORTATION--OCEAN TRANSPORTATION

-------------------------------------------------------------------------------
                                         Quarter Ended December 31
-------------------------------------------------------------------------------
Dollars in Millions            2005                  2004              Change
-------------------------------------------------------------------------------
  Revenue                    $ 223.6               $ 230.5              -  3%
  Operating Profit           $  22.8               $  25.3              - 10%
-------------------------------------------------------------------------------
Volume (Units)
-------------------------------------------------------------------------------
  Hawaii Containers           44,300                45,900              -  3%
  Hawaii Automobiles          37,200                46,700              - 20%
  Guam Containers              4,100                 4,000              +  3%
-------------------------------------------------------------------------------

         Fourth quarter 2005 Ocean Transportation revenue of $223.6 million was $6.9 million, or 3 percent, lower than the fourth quarter of 2004. A significant portion of the decrease is due to comparing a 13-week accounting period in 2005 with 14 weeks in 2004. Also contributing to the decrease were lower auto volumes and rates due to competitive factors, offset in part by higher revenue from a higher fuel surcharge, and improved yields and mix for containerized freight. Total Hawaii container volume was three percent lower than the fourth quarter of 2004, reflecting primarily the shorter accounting period. Total Hawaii automobile volume was 20 percent lower. Auto shipments in the 4th quarter of 2004 had been unusually high due to large shipments from manufacturers to renew rental car fleets.

         Fourth quarter 2005 Ocean Transportation operating profit of $22.8 million was $2.5 million, or 10 percent, lower than the fourth quarter of 2004. This decrease resulted primarily from the factors cited for decreased revenue, plus higher fuel costs, startup expenses related to the new Guam-China service and higher purchased transportation costs due in part to a greater portion of freight shipped to the Neighbor Islands. These factors were offset, in part, by continuing good performance at SSA Terminals, LLC (SSAT), a stevedoring and terminal operating company of which Matson is a minority partner, and fewer vessel operating days.

-------------------------------------------------------------------------------
                                        Year Ended December 31
-------------------------------------------------------------------------------
Dollars in Millions           2005                  2004               Change
-------------------------------------------------------------------------------
  Revenue                   $ 878.3               $ 850.1                  3%
  Operating Profit          $ 128.0               $ 108.3                 18%
-------------------------------------------------------------------------------
Volume (Units)
------------- -----------------------------------------------------------------
  Hawaii Containers         175,800               169,600                  4%
  Hawaii Automobiles        148,100               157,000                - 6%
  Guam Containers            16,600                17,200                - 3%
-------------------------------------------------------------------------------

         Full year 2005 Ocean Transportation revenue of $878.3 million was $28.2 million, or 3 percent, higher than the full year 2004. This increase was primarily the result of increases in the fuel surcharge, higher Hawaii freight volume, and improved freight yields and mix, offset in part by lower automobile volume and rates. Total Hawaii container volume was 4 percent higher than in full year 2004. Total Hawaii automobile volume was 6 percent lower.

         Full year 2005 Ocean Transportation operating profit of $128.0 million was $19.7 million, or 18 percent, higher than the full year 2004. This increase was primarily the result of higher earnings from SSAT, improved freight yields and cargo mix in all services, higher Hawaii freight volume and lower vessel and operating overhead expenses, offset in part by higher outside transportation costs and lower vessel charters and other business.

TRANSPORTATION--LOGISTICS SERVICES

-------------------------------------------------------------------------------
                                     Quarter Ended December 31
-------------------------------------------------------------------------------
Dollars in Millions           2005                  2004               Change
-------------------------------------------------------------------------------
  Revenue                   $ 120.4              $ 109.8                  10%
  Operating Profit          $   4.3              $   3.1                  39%
---------------------------------------------------------- --------------------

         Fourth quarter 2005 Logistics Services revenue of $120.4 million was $10.6 million, or 10 percent, higher than the fourth quarter of 2004. Continued growth in highway volumes was offset by declines in domestic and international intermodal rail volumes. Yields were higher in all lines, however.

         Fourth quarter 2005 Logistics Services operating profit of $4.3 million was $1.2 million, or 39 percent, higher than in the comparable period last year. Gross margins were higher in all lines, offset, in part, by higher G&A and other normal operating expenses.

         The operating profit margin for Logistics Services reached an all-time high of 3.6 percent in the fourth quarter of 2005, compared with 2.8 percent for the fourth quarter of 2004 and the previous high of 3.4 percent in the second quarter of 2005. The good performance was due, in part, to a growing portion of higher-margin highway business in the total.

-------------------------------------------------------------------------------
                                        Year Ended December 31
-------------------------------------------------------------------------------
Dollars in Millions           2005                 2004                Change
-------------------------------------------------------------------------------
  Revenue                   $ 431.6              $ 376.9                  15%
  Operating Profit          $  14.4              $   8.9                  62%
-------------------------------------------------------------------------------

         Year 2005 Logistics Services revenue of $431.6 million was $54.7 million, or 15 percent, higher than the full year 2004. Revenue was higher, with strength in highway volumes offset by declines in domestic and international intermodal rail volumes, but higher yields in all lines.

         Year 2005 Logistics Services operating profit of $14.4 million was $5.5 million, or 62 percent, higher than in the comparable period last year. The improvement in operating profit was the result of higher yields and higher total volume, partially offset by higher personnel costs and other overhead.

REAL ESTATE--LEASING

-------------------------------------------------------------------------------
                                   Quarter Ended December 31
-------------------------------------------------------------------------------
Dollars in Millions            2005                 2004               Change
-------------------------------------------------------------------------------
  Revenue                    $ 23.2               $ 21.7                   7%
  Operating Profit           $ 11.1               $ 10.0                  11%
-------------------------------------------------------------------------------

Occupancy Rates
-------------------------------------------------------------------------------

  Mainland                       96%                  95%                  1%
  Hawaii                         95%                  91%                  4%
-------------------------------------------------------------------------------
Leasable Space (Million sq. ft.)
-------------------------------------------------------------------------------

  Mainland                      3.5                  3.7                 - 5%
  Hawaii                        1.6                  1.7                 - 6%
-------------------------------------------------------------------------------

         Fourth quarter 2005 Real Estate Leasing revenue (before removing amounts treated as discontinued operations) of $23.2 million was $1.5 million, or 7 percent, higher than the fourth quarter of 2004. Real Estate Leasing operating profit of $11.1 million was $1.1 million, or 11 percent, higher. The improved revenue and operating profit resulted primarily from property acquisitions, higher occupancy rates and the completion and leasing of the Kunia Shopping Center.

         Comparing the periods, leasable area declined slightly. On the Mainland, two leased properties were sold during the first quarter and one acquired during the second. In Hawaii, one property, a ground leased retail site in Honolulu, was acquired during the first quarter; one property, a shopping center in Kona, was acquired in the third quarter; and two office buildings were sold during the fourth quarter.

-------------------------------------------------------------------------------
                                        Year Ended December 31
-------------------------------------------------------------------------------
Dollars in Millions           2005                  2004               Change
-------------------------------------------------------------------------------
  Revenue                    $ 89.7                $ 83.8                  7%
  Operating Profit           $ 43.7                $ 38.8                 13%
-------------------------------------------------------------------------------
Occupancy Rates
-------------------------------------------------------------------------------
  Mainland                       95%                   95%                --
  Hawaii                         93%                   90%                 3%
-------------------------------------------------------------------------------

         Full year 2005 Real Estate Leasing revenue (before removing amounts treated as discontinued operations) of $89.7 million was $5.9 million, or 7 percent, higher than the full year 2004. Real Estate Leasing operating profit of $43.7 million was $4.9 million, or 13 percent, higher. The improved revenue and operating profit resulted from property acquisitions, higher occupancies and leasing of Kunia Shopping Center.

REAL ESTATE--SALES

-------------------------------------------------------------------------------
                                   Quarter Ended December 31
-------------------------------------------------------------------------------
Dollars in Millions            2005                 2004               Change
-------------------------------------------------------------------------------
  Revenue                    $ 26.7                $  2.3                12X
  Operating Profit           $  7.2                $ (0.3)                NA
-------------------------------------------------------------------------------

         Fourth quarter 2005 Real Estate Sales revenue of $26.7 million was $24.4 million higher than the fourth quarter of 2004. Real Estate Sales operating profit of $7.2 million was $7.5 million higher than the fourth quarter of 2004.

         Sales during the fourth quarter of 2005 consisted primarily of two office buildings, the Haseko Building and Oceanview Center, both located on leased land in downtown Honolulu, and one lot at Mill Town Center on Oahu. There were no major property sales in the fourth quarter of 2004.

-------------------------------------------------------------------------------
                                        Year Ended December 31
-------------------------------------------------------------------------------
Dollars in Millions           2005                  2004               Change
-------------------------------------------------------------------------------
  Revenue                     $ 148.9              $ 82.3                 81%
  Operating Profit            $  44.1              $ 34.6                 27%
-------------------------------------------------------------------------------

         Full year 2005 Real Estate Sales revenue of $148.9 million was $66.6 million, or 81 percent, higher than the full year 2004. Real Estate Sales operating profit of $44.1 million was $9.5 million, or 27 percent, higher than the full year 2004. Sales in both periods reflected Hawaii's broad real estate market strength. Full year 2005 results also benefited from a $5.2 million insurance gain received in the 3rd quarter as a result of a February 2005 fire that destroyed much of the Kahului Shopping Center on Maui. Variations in profit margin result from the mix of properties sold.

         The sales during full year 2005 included:

o        the Haseko and Oceanview buildings, sold for a total of $25.5 million;

o closings of 100 condominium units at the Lanikea high-rise in Waikiki for $59 million;

o        Ontario Pacific Business Centre, in Ontario, Calif., for $17.8 million;

o the 80 percent balance of an installment sale of a 30-acre development parcel at Wailea, Maui, for $14.2 million;

o        Northwest Business Center, in San Antonio, Texas, for $6.3 million;

o 5-1/2 floors at Alakea Corporate Tower, a Honolulu office condominium, for $5.5 million;

o an eight-acre residential resort development parcel at Wailea for $4.5 million;

o        a commercial development parcel in Waikiki;

o        three residential lots at Wailea Golf Vistas;

o        three lots at Maui Business Park Phase I and

o        four lots at Mill Town Center on Oahu.

o Joint venture income in 2005 included the sale of the Westridge project in Valencia and preferred income on the Hokua condominium financing offset, in part, by marketing expenses at Kukui'ula.

     In the full year 2004, sales consisted primarily of:

o 33 commercial properties on Maui and Oahu that sold for a total of $24 million, including 8 lots at Maui Business Park and 22 lots at Mill Town Center on Oahu;

o three resort residential parcels at Wailea that sold for a total of $13.8 million;

o        17-1/2 floors at Alakea Corporate Tower for $19.3 million, and

o 28 residential lots, including 26 at Wailea Golf Vistas, for $23.2 million.

o In addition, 11 sales of homes at the Kai Lani joint venture on Oahu and three at Holo Holo Ku on the Big Island closed out those projects.

         Discontinued operations in the full year 2005 included the Ontario Pacific Business Centre and Northwest Business Center, and the fee interest in a parcel on Maui. They also included the operating results of an office building on Maui expected to be sold in 2006 and two office buildings in downtown Honolulu that were sold in October 2005. Three parcels on Maui were classified as discontinued operations in 2005 and were sold in January 2006. The amounts reported as continuing and discontinued operations in prior quarters are restated each time a property is designated as discontinued.

FOOD PRODUCTS

-------------------------------------------------------------------------------
                                        Quarter Ended December 31
-------------------------------------------------------------------------------
Dollars in Millions           2005                  2004               Change
-------------------------------------------------------------------------------
  Revenue                    $ 34.0                $ 32.2                  6%
  Operating Profit           $  2.0                $  1.3                 54%
-------------------------------------------------------------------------------
Tons Sugar Produced          52,400                56,400                - 7%
-------------------------------------------------------------------------------

         Fourth quarter 2005 Food Products revenue of $34.0 million was $1.8 million, or 6 percent, higher than in 2004. The increase reflected higher electric power sales revenue, due to higher rates and greater volume, and higher molasses prices, partially offset by lower raw sugar sales volume and prices.

         Fourth quarter 2005 Food Products operating profit of $2.0 million was $0.7 million greater than the $1.3 million operating profit in the fourth quarter of 2004. The increase was primarily the result of the higher power sales and molasses prices, and a smaller charge during the fourth quarter of 2005 than in 2004 to reduce the carrying value of coffee inventories to fair market value. These factors were partially offset by lower margins on raw sugar sales due to lower sales volume and prices.

-------------------------------------------------------------------------------
                                       Year Ended December 31
-------------------------------------------------------------------------------
Dollars in Millions           2005                  2004                Change
-------------------------------------------------------------------------------
  Revenue                    $ 123.2              $ 112.8                  9%
  Operating Profit           $  11.2              $   4.8                2.3X
-------------------------------------------------------------------------------

Tons Sugar Produced          192,700              198,800                - 3%
-------------------------------------------------------------------------------

         Full year 2005 Food Products revenue of $123.2 million was $10.4 million, or 9 percent, higher than in 2004. Full year 2005 Food Products operating profit of $11.2 million was $6.4 million higher than that of 2004. Both revenue and operating profit benefited from a $5.5 million one-time, weather-related federal relief payment received during the first quarter. Apart from that factor, the benefits of higher power sales rates and volume, and higher molasses prices were more than offset by lower sugar volume and prices and higher operating costs, primarily personnel, boiler and mobile-equipment fuel, chemicals and fertilizer expenses.

CORPORATE EXPENSE, OTHER

         Fourth quarter 2005 corporate expenses of $7.8 million were $1.7 million, or 28 percent, higher than the fourth quarter of 2004. For the full year, corporate expense of $24.1 million was $3.8 million, or 19 percent higher. The increases in both periods were due primarily to higher charitable contributions to the A&B Foundation, increased amortization of restricted stock grants, and higher personnel and incentive costs, partially offset by lower Sarbanes-Oxley related costs. Impairment losses of $2.2 million and $0.1 million were recorded in the second and third quarters, respectively, in connection with A&B's ultimate disposition of its interest in C&H.

BALANCE SHEET, CASH FLOW COMMENTS, TAX RATE

         The $156 million increase in Property, Net and the $82 million increase in Long-Term Debt both primarily reflect the delivery of a new vessel.

         On the cash flow statements through December 31, the $80 million increase in Capital Expenditures reflects primarily the delivery of the new ship and active real estate construction. The $173 million net increase in Proceeds (Payments) From Issuance of Debt reflects primarily the delivery of the new ship.

         The consolidated tax rate for 2005 was 37.5 percent, lower than the 38 percent estimated until the 4th quarter. Expanded tax credits associated with renewable energy production were the primary reason for the change.

         Alexander & Baldwin, Inc., headquartered in Honolulu, is engaged in ocean transportation and intermodal services, through its subsidiaries, Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.; in real estate, through A&B Properties, Inc.; and in food products, through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about
A&B may be found at its web site: www.alexanderbaldwin.com.
                                  -------------------------

         Statements in this press release that are not historical facts are "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.


                                 ALEXANDER & BALDWIN, INC.
                                 -------------------------
                   2005 and 2004 Fourth-Quarter and Full-Year Results
                   --------------------------------------------------


                                                           2005                        2004
                                                           ----                        ----
 Three Months Ended December 31:
 ------------------------------
 Revenue                                               $398,500,000                $392,500,000
 Income From Continuing Operations                      $18,300,000                 $18,100,000
 Discontinued Operations:  Properties(1)                 $5,100,000                    $600,000
 Net Income                                             $23,400,000                 $18,700,000
 Basic Share Earnings
      Continuing Operations                                   $0.42                       $0.42
      Net Income                                              $0.54                       $0.44
 Diluted Share Earnings
      Continuing Operations                                   $0.42                       $0.42
      Net Income                                              $0.53                       $0.42
 Average Basic Shares Outstanding                        43,700,000                  42,900,000
 Average Diluted Shares Outstanding                      44,100,000                  43,600,000

 Year Ended December 31:
 ----------------------
 Revenue                                             $1,606,800,000              $1,489,100,000
 Income From Continuing Operations                     $115,800,000                 $97,600,000
 Discontinued Operations:  Properties(1)                $10,200,000                  $3,100,000
 Net Income                                            $126,000,000                $100,700,000
 Basic Share Earnings
      Continuing Operations                                   $2.66                       $2.29
      Net Income                                              $2.89                       $2.37
 Diluted Share Earnings
      Continuing Operations                                   $2.63                       $2.26
      Net Income                                              $2.86                       $2.33
 Average Basic Shares Outstanding                        43,600,000                  42,600,000
 Average Diluted Shares Outstanding                      44,000,000                  43,200,000

(1) "Discontinued Operations: Properties" consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.




                                             Industry Segment Data, Net Income
                                             ---------------------------------
                                     In Millions, Except Per Share Amounts, Unaudited)

                                                         Three Months Ended            Year Ended
                                                         ------------------            ----------
                                                             December 31,              December 31,
                                                             -----------               -----------
                                                          2005         2004         2005         2004
                                                          ----         ----         ----         ----
Revenue:
-------
  Transportation
      Ocean Transportation                           $    223.6   $    230.5   $    878.3   $    850.1
      Logistics Services                                  120.4        109.8        431.6        376.9
  Real Estate
      Leasing                                              23.2         21.7         89.7         83.8
      Sales                                                26.7          2.3        148.9         82.3
      Less Amounts Reported In
         Discontinued Operations                          (26.5)        (2.5)       (56.5)       (10.3)
  Food Products                                            34.0         32.2        123.2        112.8
  Reconciling Items                                        (2.9)        (1.5)        (8.4)        (6.5)
                                                     ----------   ----------   ----------   ----------
      Total Revenue                                  $    398.5   $    392.5   $  1,606.8   $  1,489.1
                                                     ==========   ==========   ==========   ==========

Operating Profit, Net Income:
----------------------------
  Transportation
      Ocean Transportation                           $     22.8   $     25.3   $    128.0   $    108.3
      Logistics Services                                    4.3          3.1         14.4          8.9
  Real Estate
      Leasing                                              11.1         10.0         43.7         38.8
      Sales                                                 7.2         (0.3)        44.1         34.6
      Less Amounts Reported In
         Discontinued Operations                           (8.1)        (1.0)       (16.5)        (5.0)
  Food Products                                             2.0          1.3         11.2          4.8
                                                     ----------   ----------   ----------   ----------
      Total Operating Profit                               39.3         38.4        224.9        190.4
  Write-down of C&H                                         -            -           (2.3)          -
  Interest Expense                                         (3.4)        (3.1)       (13.3)       (12.7)
  Corporate Expenses                                       (7.8)        (6.1)       (24.1)       (20.3)
                                                     ----------   ----------   ----------   ----------
      Income From Continuing Operations
         Before Income Taxes                               28.1         29.2        185.2        157.4
  Income Taxes                                             (9.8)       (11.1)       (69.4)       (59.8)
                                                     ----------   ----------   ----------   ----------
  Income From Continuing Operations                        18.3         18.1        115.8         97.6
      Discontinued Operations: Properties                   5.1          0.6         10.2          3.1
                                                     ----------   ----------   ----------   ----------

  Net Income                                         $     23.4   $     18.7   $    126.0   $    100.7
                                                     ==========   ==========   ==========   ==========

  Basic Earnings Per Share, Continuing Operations    $     0.42   $     0.42   $     2.66   $     2.29
  Basic Earnings Per Share, Net Income               $     0.54   $     0.44   $     2.89   $     2.37

  Diluted Earnings Per Share, Continuing Operations  $     0.42   $     0.42   $     2.63   $     2.26
  Diluted Earnings Per Share, Net Income             $     0.53   $     0.42   $     2.86   $     2.33

  Basic Shares                                             43.7         42.9         43.6         42.6
  Diluted Shares                                           44.1         43.6         44.0         43.2



                        Condensed Consolidated Balance Sheets
                        -------------------------------------
                                    (In Millions)

                                          December 31,             December 31,
                                          -----------              -----------
                                              2005                     2004
                                              ----                     ----
                                                       (Unaudited)

ASSETS
Current Assets                            $       303             $       288
Investments                                       154                     111
Real Estate Developments                           71                      82
Property, Net                                   1,289                   1,133
Capital Construction Fund                          93                      40
Other Assets                                      161                     124
                                          -----------             -----------
                  Total                   $     2,071             $     1,778
                                          ===========             ===========

LIABILITIES & EQUITY
Current Liabilities                       $       254             $       235
Long-Term Debt                                    296                     214
Post-Retirement Benefit Obligs.                    47                      45
Other Long-Term Liabilities                        45                      41
Deferred Income Taxes                             415                     339
Shareholders' Equity                            1,014                     904
                                          -----------             -----------
                  Total                   $     2,071             $     1,778
                                          ===========             ===========




        Condensed Consolidated Statements of Cash Flows Information
        -----------------------------------------------------------
                           (In Millions)

                                                        Year Ended
                                                        ----------
                                                        December 31,
                                                        -----------
                                                2005                    2004
                                                ----                    ----
                                                        (Unaudited)

Operating Cash Flows                      $       277             $       173
Capital Expenditures                             (231)                   (151)
CCF Withdrawals/(Deposits), Net                   (69)                    140
Proceeds From Issuance of
    (Payment of) Debt, Net                         71                    (102)
Repurchase of Capital Stock                         -                      (2)
Dividends Paid                                    (39)                    (38)
All Other, Net                                      6                      16
                                          -----------             -----------
Increase/(Decrease) In Cash               $        15             $        36
                                          ===========             ===========

Depreciation                              $       (84)            $       (80)
                                          ============            ============
